                                                                    EXHIBIT 10.5


                                LICENSE AGREEMENT

         THIS AGREEMENT, made this 30th day of May 1994 ("Effective Date") between WIRED VENTURES, LTD., a California Limited Partnership, having its principal place of business at 544 Second Street, Third Floor, San Francisco, California, the United States of America 94107 ("Licensor") and DOHOSHA PUBLISHING CO., LTD., a corporation organized and existing under the laws of Japan, having its principal place of business at 2, Chudoji-Kagita-Cho, Shimogyo-ku, Kyoto-shi, Kyoto, Japan ("Licensee").

                                   WITNESSETH:

         WHEREAS, WIRED USA, LTD. (an affiliate of Licensor) and Licensee executed a Letter Agreement dated November 12, 1993; and

         WHEREAS, Wired USA, Ltd. and WIRED HOLDINGS, INC. (an affiliate of Licensor) subsequently transferred their license and ownership rights respectively in the trademark "WIRED" to Licensor, including publication and ownership rights for the trademark in Japan; and

         WHEREAS, Licensor is engaged in the publication of a monthly magazine entitled "WIRED", throughout the United States and the rest of the world;

         WHEREAS, Licensee desires to be granted a license by Licensor to publish the Licensed Products, as hereinafter defined, throughout the Territory, as hereinafter defined, and Licensor is willing to grant the same to Licensee; and

         WHEREAS, Licensee desires to obtain the exclusive right as the licensee of such Licensed Mark to use the same in any paper-based publication containing editorial content and published and distributed in Japan and in any paper-based Japanese language publication published and distributed anywhere in the world and Licensor is willing to grant such right to Licensee provided such publications are Licensed Products.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.       DEFINITIONS.

         The following definitions shall be applicable throughout this
Agreement:

         (a) "LICENSED PRODUCTS" shall mean (a) the Japanese Edition, as hereinafter defined, and (b) any Paper Products, as hereinafter defined, published and distributed in any language in Japan or Paper Products in the Japanese language published and distributed anywhere in the world, either of which have been added to the terms and conditions of this License Agreement by a Licensed Product Appendix to be executed separately by the parties hereto substantially in the form attached hereto as Exhibit A ("Licensed Product Appendix").

         (b) "LICENSED MARK" shall mean the trademarks and service marks listed on Exhibit B attached hereto.

         (c) "JAPANESE EDITION" shall mean the magazine published in paper format principally in the Japanese language, by Licensee in Japan, in which the Licensed Mark is used on the cover and the principal focus of which is the digital revolution and other technological, political and cultural issues relating to the digital age.

         (d) "PAPER PRODUCTS" shall mean any publication (other than the Japanese Edition) containing editorial content and published on paper media including, but not limited to, books, and magazines, in which the Licensed Mark is used and for which the parties have executed a Licensed Product Appendix.

         (e) "U.S. EDITION" shall mean WIRED Magazine as published by Licensor in the United States of America.

         (f) "MATERIAL(S)" shall mean all the editorial matters and materials which appear and will appear in the U.S. Edition which Licensor has the ability to make available to Licensee for use in the Licensed Products, including but not limited to articles, pictures, photographs, illustrations, and advertisements.

         (g) "LICENSED TERRITORY" shall mean Japan and its territories and possessions.

         (h) "LAUNCH DATE" shall mean the date on which the Japanese Edition is first made available for purchase by consumers in the Licensed Territory.

         (i) "TERM" shall mean the period commencing on the Effective Date, and ending on the last day of the initial or extended term of this Agreement, as set forth in Section 17 hereof.

         (j) "NET ADVERTISING REVENUES" shall mean the total amount obtained from the sale of advertising pages in the Japanese Edition at the rate set forth in the rate card for the Japanese Edition, as published from time to time by Licensee, with deductions for commissions paid by Licensee to advertising agencies and media buyers.

         (k) "CIRCULATION REVENUES" shall mean (a) the total gross subscription priced billed subscribers for all subscriptions to the Japanese Edition plus (b) the cover price times the net number of copies of the Japanese Edition sold other than by subscription. Returns of non-subscription copies shall be considered in the computation of Circulation Revenues for the year in which such returns were received by Licensee regardless of the year in which the returned copies were sold.




                                       2.

2.       GRANT.

         (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive right and license, during the Term, to publish the Japanese Edition anywhere in the Licensed Territory. This exclusive right includes the exclusive right during the Term to publish in the Japanese Edition such Material and translations of Material as agreed upon the parties in accordance with Section 4 below, and the right to include in the Japanese Edition such other editorial materials ("Japanese Material") as it deems appropriate and in accordance with Section 8.

         (b) It is hereby agreed that Licensee has the right to sell the Japanese Edition published in the Licensed Territory both inside and outside the Licensed Territory.

         (c) Licensor grants to Licensee the exclusive right and license, during the Term, to use the Licensed Mark in connection with the publication of the Japanese Edition, as provided for in Subsection 2 (a) above, and to use the Licensed Mark in advertising, promotional, and display material in connection with the sale thereof in accordance with Section 12.

         (d) Licensor further grants to Licensee the exclusive right and license, during the Term, to use the Licensed Mark in connection with any Paper Product for which the parties have executed a Licensed Product Appendix. If the parties are unable to agree to the specific terms of distribution for any Paper Product, such Paper Product will not be included in this Agreement.

         (e) Licensee shall not use the Licensed Mark for any purpose other than those provided in this Section 2 and shall not use any variation of the Licensed Mark or any other mark misleadingly similar to the Licensed Mark without a separate written agreement with Licensor.

         (f) Licensee shall not have the right to grant sublicenses of the rights granted in this Section 2 without the prior written consent of Licensor.

3.       RIGHT OF FIRST REFUSAL.

         Licensee shall have the right of first refusal to license the use of the trademark "WIRED" for goods and services other than the Licensed Products, including conferences, optical disks, and television programming, in Japan and/or in the Japanese language. The terms of such right of first refusal shall be as follows:

         Licensor may, from time to time, send a written proposal to Licensee proposing that a specified product or service be distributed under the trademark "WIRED" in Japan and/or in the Japanese language, which shall include a summary, in reasonable detail, of the material terms and conditions for such proposed distribution. Unless otherwise agreed to in writing, Licensee shall have a one-time option to accept Licensor's proposal by notifying Licensor of such acceptance in writing within ninety days of receiving Licensor's proposal. If Licensee does not




                                       3.

accept Licensor's proposal within such ninety (90) day period, Licensee's right to obtain such license will expire and Licensor may distribute such product or service itself or offer such license to another party on terms not materially more favorable to such third party than those offered to Licensee. Unless Licensee has accepted a proposal for such goods or services, Licensor shall remain free to distribute goods and services other than Licensed Products under the trademark "WIRED" in Japan or in the Japanese language.

4.       MATERIALS CREATED OR ACQUIRED BY LICENSOR.

         (a) Subject to Licensor's ability to secure rights for Japan, Licensee may use in the Japanese Edition, at its discretion, any of the Materials in the U.S. Edition.

         (b) Licensee may use such Materials in the Japanese Edition on the following basis:

                  (i) For Materials created directly by Licensor, such Materials may be used in the Japanese Edition by Licensee free of charge, with no time limit on such use and Licensee may alter the same to accommodate Japanese culture and tastes, if necessary;

                  (ii) For Materials submitted to Licensor by independent contractors, Licensor agrees to permit Licensee to use such Materials in the Japanese Edition to the extent permitted by, and subject to the terms (including payment of additional fees, translation rights, and restrictions on reprints) of any applicable agreement between Licensor and the party submitting such Materials. Licensee understands that this would typically entail a one-year right of first refusal on Japanese publication in exchange for a payment by Licensee to Licensor of a fee equal to * of the fee paid by Licensor in its acquisition of rights to the Materials. Licensee may alter editorial Material to accommodate Japanese culture and tastes only to the extent that Licensor is able to grant any such right to modify the Material. Licensee agrees it shall have no right to alter advertisements and artwork supplied by Licensor.

                  (iii) For material used in the U.S. Edition and obtained by Licensor on a "one-time" use basis, Licensor agrees, if requested, to negotiate on Licensee's behalf to obtain the right for Licensee to use such material in the Japanese Edition as Material.

         It is recognized, however, that for various reasons (including, but not limited to, inability to obtain translation rights), material to be published in the U.S. Edition will not always be made available for publication in the Japanese Edition. Licensee shall take all steps required to preserve Licensor's rights in Materials provided to Licensee, including, but not limited to, inclusion of a correct and complete copyright and trademark notices (in the manner designated or approved by Licensor as indicated in Exhibit C) in each issue in which the Materials are published and credits for authors, illustrators, photographers and other contributors. All Materials supplied by Licensor shall be considered the property of Licensor or its suppliers. Licensor reserves the right to refuse to provide Licensee with Materials, and to revoke the right to publish Materials provided by Licensor to Licensee or any transactions of such Materials, if Licensor is notified of a suit or claim relating to such Materials, and Licensee agrees not to


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* Confidential Treatment Requested.



                                       4.

publish such Materials or any transactions of such Materials after receipt of such notice from Licensor.

         (c) Licensee shall ensure that any translator of any Material agrees that he or she will not have the right to use, reproduce, publish or otherwise distribute translations of the Material without authorization from Licensor.

5.       MATERIALS USE SCHEDULE; MANNER OF EDITING.

         (a) Licensor shall provide Licensee with a summary or outline, together with an index, of all editorial Materials, and the cover, of each issue of U.S. Edition upon completion of production of such Materials. Such summaries, outlines, indices and covers shall be electronically transmitted at no charge, or if electronic transmission is not possible, shall be sent by courier of Licensee's expense.

         (b) Within seven (7) days of receipt of such index of Materials, Licensee shall provide Licensor with a list of the Materials required for publication in the Japanese Edition. Licensee and Licensor shall negotiate publication rights in accordance with Section 4.

         (c) Licensor shall, at Licensee's expense, deliver to Licensee the Materials that are requested by Licensee pursuant to Subsection 5(b) above, including the lay-out of each of such Materials in the form of low resolution data, within two (2) weeks following the receipt of any such request.

         (d) The parties will also negotiate publication rights for any available images in accordance with Section 4. Licensor shall, at its License's expense, deliver to Licensee each of the Materials in the form of high resolution data on magneto optical disk once scanning is complete.

         (e) Licensor shall, at its expense, deliver ten (10) copies of each U.S. Edition to Licensee forthwith upon publication thereof.

6.       MATERIAL CREATED OR ACQUIRED BY LICENSEE.

         Licensor shall have the reciprocal right to use and publish material published in the Japanese Edition on the same terms as are set forth in Sections 4 and 5 as applied to Licensee. Licensee agrees, to the extent permitted by any applicable agreement between Licensee and the party submitting such original material, to include in its agreements for acquisition of original material to be used in the Japanese Edition provisions that provide for the right of Licensor to publish such material in the U.S. Edition upon the payment of a fee of up to * of the fee paid by Licensee in its acquisition of rights to the material.


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                                       5.

7.       COLLABORATION.

         Licensor and Licensee agree that the U.S. and Japanese Editions shall each reflect the global perspective of WIRED Magazine, and each party agrees to provide the other party with information regarding internal discussions of future story ideas and story development in order to further the goal of a global perspective for all versions of WIRED Magazine.

8.       QUALITY CONTROL.

         (a) The parties agree that the intent of this Agreement is a high level of collaboration in the publication of both the U.S. and Japanese Editions. Licensor shall not have the right to determine which articles published in the U.S. Edition shall be reprinted in the Japanese Edition. However, Licensee acknowledges that Licensor has an interest in maintaining the worldwide goodwill and recognition of the Licensed Mark and in ensuring that the Japanese Edition shares a common vision with the U.S. Edition in quality, format and content. Licensor acknowledges that Licensee has an interest in producing a Japanese Edition that meets the needs of the relevant market. Licensee acknowledges the unique look of the U.S. Edition, including the unusual design and high quality of manufacture, and agrees that the Japanese Edition will reflect a like unique quality measured by Japanese standards.

         (b) In order to ensure a common vision and establish acceptable quality standards, Licensee shall consult with Licensor in advance on the final look of the Japanese Edition. Licensee will submit the first issue of the Japanese Edition to Licensor for Licensor's approval prior to publication, and agrees that it will not publish the first issue until it has received Licensor's approval. Thereafter, Licensee agrees that all subsequent issues of the Japanese Edition will be of the same quality as the first issue. Licensee, at its expense, shall provide ten (10) copies of each issue of the Japanese Edition promptly after publication for Licensor's review and comment. In addition, Licensee shall, at its expense, provide samples of any Licensed Products or other material or advertising bearing the Licensed Mark to Licensor upon Licensor's request. Licensee shall employ and maintain a staff adequate for publication of the Japanese Edition.

         (c) If at any time during the term of this Agreement, Licensor determines that any Licensed Product does not meet the quality standards required in this Section 8 or a Licensed Product Appendix, Licensor shall notify Licensee and shall specify the steps Licensee must take to correct the quality of the Licensed Product to Licensor's satisfaction. Licensee agrees to bring the quality of the Licensed Product up to the standards required in this Section 8 or a Licensed Product Appendix in the next issue of the Japanese Edition or the next publication or manufacture of any Licensed Product.

9.       LICENSE FEES.

         In consideration of the rights and licenses, including but not limited to that of the use of the Materials and the Licensed Mark, granted to Licensee herein, Licensee shall pay to Licensor the following license fees:




                                       6.

         (a) ADVERTISING REVENUES. Licensee shall pay to Licensor the below-specified percentages of Net Advertising Revenues earned per issue of the Japanese Edition:

             NET ADVERTISING REVENUE PER ISSUE                     ROYALTY RATE
                                                                    *


         (b) CIRCULATION REVENUES. Licensee shall pay to Licensor the below-specified percentages of Circulation Revenues earned from the sale of Licensed Products per issue:

             NUMBER OF COPIES SOLD PER ISSUE                    ROYALTY RATE
                                                                    *


10.      ADVANCE PAYMENT.

         Licensee shall pay to Licensor * upon the execution of this Agreement and shall pay to Licensor an additional * six months after the Launch Date. Such payments shall constitute advances against royalties and shall be non-refundable.

11.      MINIMUM ROYALTIES.

         Based on the royalties described in Sections 9 and 10 above, Licensee agrees to pay to Licensor guaranteed minimum annual royalties ("Minimum Royalties") as follows:

                  CALENDAR YEARS                       MINIMUM ANNUAL ROYALTIES

                                                                  *

         Minimum Royalties for each year shall be paid within thirty (30) days of the end of each calendar year. If royalties at least equal to the Minimum Royalties are not paid when due during each of the * years ending with calendar year * , the License shall automatically terminate on January 31, * . Beginning with calendar year * , if royalties at least equal to the Minimum Royalties are not paid for any * consecutive calendar years, the License shall


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* Confidential Treatment Requested.



                                       7.

automatically terminate upon the due date for the payment of the Minimum Royalties for the * of such years.

12.      PROMOTIONAL ITEMS.

         Licensee may use the Licensed Mark in connection with, and no royalty shall be due on, any of the following items which Licensee distributes free of charge solely for the promotion of Licensed Products: mugs, pens and stationery. The use of the Licensed Mark on or with any other promotional items must be approved in writing by Licensor. Royalties will be negotiated and due if Licensee desires to sell any promotional items.

13.      REPORTS, RECORDS AND AUDIT RIGHTS.

         (a) Within ninety (90) days after the end of each calendar quarter, Licensee will provide Licensor with a statement showing for the previous quarter and for the calendar year-to-date, the value, expressed in local currency, of subscriptions billed, the net number and cover price of copies sold other than by subscriptions (showing gross non-subscription sales less returns) and Advertising Revenues billed (showing gross billings, commissions and discounts), accompanied by a copy of related print orders and distribution statements showing sales and returns and the amount of percentage royalties due and payable thereon. Receipt or acceptance by Licensor of any statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from verifying the correctness thereof as provided below.

         (b) Licensee shall keep accurate books of accounts and records covering all transactions relating to this Agreement and Licensed Products and shall permit Licensor, directly or through its authorized agents or auditors, full access to and to inspect the same during reasonable business hours and upon prior written notice to enable Licensor and its authorized agents or auditors to conduct an examination of and to copy all such books and records. All books of account and records shall be kept available for at least two (2) calendar years after the expiration or termination of this Agreement, and in the event that there shall be an unresolved dispute with regard to the royalties payable hereunder at the end of such period of time, all such records shall be preserved by Licensee until such dispute shall have been resolved.

         (c) If any examination referred to in Section 13(b) above discloses an overpayment or underpayment of royalties, the appropriate amount shall be promptly paid or refunded to the party entitled thereto. If such examination reveals that for the period covered by such examination there is an underpayment of five percent (5%) or more in the royalty previously reported as being due from Licensee, all expenses involved in the conducting of such examination shall be borne by Licensee. In all other cases, such expenses shall be borne by Licensor.

14.      PAYMENTS.

         (a) ROYALTY PAYMENTS. Each statement delivered pursuant to Section 13(a) above shall be accompanied by payment of all royalties due for the period covered by such statement.

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* Confidential Treatment Requested.


                                       8.

         (b) CURRENCY. All payments hereunder shall be made in United States Dollars. In determining the payments due hereunder, it is agreed as follows:

                  (i) Licensee shall calculate percentage royalties in Japanese Yen on a calendar quarterly basis (with each such quarter considered to be a separate accounting period for the purpose of computing royalties).

                  (ii) Licensee shall compute a conversion of each such quarterly total into United States Dollars utilizing the then-current Currency Exchange Rate. The initial Currency Exchange Rate shall be the exchange rate of Japanese Yen for each United States Dollar published in the U.S. Edition of The Wall Street Journal on the Effective Date. The Currency Exchange Rate shall be adjusted as of the end of each calendar quarter to equal the average of (a) the initial Currency Exchange Rate set forth above and (b) the Yen/Dollar exchange rate published in the U.S. edition of The Wall Street Journal on the first business day after the last day of such calendar quarter, provided, however, that if the difference between the two rates to be averaged is less than five percent (5%), then the adjusted Currency Exchange Rate shall be equal to the initial Currency Exchange Rate set forth above.

         (c) TAXES. Licensee shall be responsible for paying all taxes (excluding Licensor's income taxes) that may arise out of the transactions contemplated by this Agreement, including, but not limited to, value added taxes. Licensee shall submit any returns required by any tax office having jurisdiction and pay the tax in the proper amount. Licensee shall provide Licensor with evidence that any such tax (including withholding tax) has been paid so that Licensor has documented proof of such payment. Licensee shall be entitled to deduct the amount of any withholding taxes paid on Licensor's behalf from any payments due Licensor hereunder.

15.      WARRANTY.

         Licensor represents and warrants that Licensor has and shall continue to have the right to license or sublicense under this Agreement the use of all the Materials from the U.S. Edition, subject to the terms of any applicable agreement between Licensor and the party submitting such Materials. Unless Licensee has received prior notice from Licensor that such rights are not available, Licensee shall be free to use in the Japanese Edition all the Materials listed by Licensee in Section 5.

16.      LICENSED MARK.

         (a) Licensee recognizes Licensor's ownership of the Licensed Mark and shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the Licensed Mark. Licensee shall not acquire and shall not claim any right, title, or interest in the Licensed Mark adverse to Licensor by virtue of the license granted to Licensee herein or through Licensee's use of the Licensed Mark.




                                       9.

         (b) Licensee shall affix notices of the Licensed Mark, in accordance with the Guidelines attached hereto as Exhibit C, to all copies of the Licensed Products and to all advertising, promotional and display material used in connection with the sale thereof.

         (c) Licensee hereby acknowledges the following: (i) the great value of the goodwill associated with the Licensed Mark; (ii) the worldwide recognition of the same; (iii) that the proprietary rights therein and goodwill attached thereto are solely owned by and belong to Licensor; (iv) that the Licensed Mark have a secondary meaning that is firmly associated in the mind of the general public with Licensor, its publications and other activities; and (v) that any additional goodwill that becomes associated with the Licensed Mark through the use of the Licensed Mark by Licensee shall inure solely to the benefit of Licensor. During and after the term of the License, Licensee shall not:

                  (i) attack or question the validity of the title or any rights of Licensor in and to the Licensed Mark or any other trademark or copyright of Licensor;

                  (ii) file or prosecute trademark applications regarding the Licensed Mark or other trademarks owned or used by Licensor unless asked to do so in writing by Licensor. Licensee will cooperate with Licensor in connection with any such filings.

17.      TERM AND TERMINATION.

         (a) This Agreement shall become effective on the Effective Date and shall continue in full force and effect during a period of seven (7) years commencing on the Effective Date, unless earlier terminated in accordance with terms of this Agreement. The parties agree to discuss the terms of a renewal of the Agreement within the six month period prior to the expiration of the Agreement. Notwithstanding any provision of this Section 17, Sections 16(c), 19(a) and 19(b) shall survive such term of termination and continue in full force and effect thereafter.

         (b) Notwithstanding Subsection 17(a) above, a party may terminate this Agreement by giving written notice to that effect to the other party if the other party becomes insolvent or makes an assignment for the benefit of creditors, or proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against the party.

         (c) Licensor may terminate this Agreement by written notice to that effect to Licensee prior to the expiration of the Term should Licensee either:

                  (i) fail to make payment of any installment of the license fees when due, and such failure shall not have been cured within twenty (20) days after written notice thereof is given to Licensee; or




                                       10.

                  (ii) fail to perform any other obligation required of it hereunder, and such failure shall not have been cured within thirty (30) days after written notice thereof is given to Licensee.

                  (iii) fail to maintain quality standards for the use of the Licensed Mark agreed to hereunder or in any subsequent Licensed Product Appendix.

                  (iv) merge with or become a subsidiary of any other company, or be purchased by a person, firm, company, corporation, or other organization.

         (d) Licensee may terminate this Agreement by written notice to Licensor prior to the expiration of the Term should Licensor fail to perform any obligation required of it hereunder, and such failure shall not have been cured within thirty (30) days after written notice thereof is given to Licensor.

         (e) During the period commencing on the first anniversary of the Effective Date of this Agreement and terminating six (6) months following the date of publication of the first Japanese Edition, Licensee may terminate this Agreement by written notice to Licensor prior to the expiration of the Term should Licensee determine in its good faith business judgment that the Japanese Edition is not a commercially viable business venture, and upon termination of this Agreement pursuant to this Subsection 17(e), Licensee shall not be obligated to pay any further fees or expenses except those fees set forth in Sections 9 and 10 and any amounts which have become due prior to a termination owing to Licensee's breach of this Agreement.

         (f) This Agreement and the licenses granted herein shall terminate automatically, and all rights granted hereunder shall revert to Licensor if Licensee has not commenced monthly publication and distribution of the Japanese Edition in the Licensed Territory by April 30, 1995.

18.      RIGHTS UPON TERMINATION.

         (a) Upon the expiration or early termination of this Agreement, Licensee shall discontinue immediately all uses of the Licensed Mark, and all rights granted to Licensee herein shall automatically terminate and revert to Licensor. Upon the request of Licensor, Licensee, at Licensee's sole cost and expense, shall promptly return to Licensor all illustrations, photographs (black and white, and color), and drawings from the Materials and all copies thereof and all other Material in Licensee's possession hereunder.

         (b) Notwithstanding the terms of Subsection 18(a) immediately above, in the event that this Agreement terminates for reasons other than Licensee's breach hereof, Licensee shall have the right to sell, in the regular course of business, copies of the Japanese Edition on hand as of the date of termination, provided that Licensee shall pay to Licensor the license fees provided for hereinabove and that, within five (5) days after the date of termination, Licensee shall furnish to Licensor a written inventory of such copies. Notwithstanding the expiration or early termination of this Agreement, the Licensee shall remain fully liable to Licensor for (i) any




                                       11.

license fees due and unpaid, and (ii) damages for any breach hereof, as well as for any unperformed portion hereof.

19.      INDEMNITY.

         (a) Licensee shall indemnify, defend, save, and hold harmless Licensor against any and all liability, loss, damages, cost, and expense, including without limitation reasonable attorney's fees, arising by reason of, or with respect to, any claim of copyright infringement arising out of the publication of the Japanese Edition by Licensee or the publication or distribution of any Licensed Products hereunder or the modification of Material by Licensee or the use of the Japanese Material, and not caused by any violation or breach by Licensor of any of its covenants contained herein. The terms of this subsection shall survive the expiration or early termination of this Agreement.

         (b) Licensor shall indemnify, defend, save, and hold harmless Licensee against any and all liability, loss, damages, cost, and expense, including without limitation reasonable attorney's fees arising by reason of, or with respect to, any claim of copyright infringement arising out of the publication of the Material, and not caused by any violation or breach or modification of such Material by Licensee of any of its covenants contained herein. The terms of this subsection shall survive the expiration or early termination of this Agreement.

         (c) Each party's obligations hereunder as to any indemnification claim shall be conditioned on the other having given prompt notice to the indemnifying party; and the indemnifying party shall have the right to defend such claims using counsel of its choice, in which event the other party shall fully cooperate in the defense thereof. In no event may the indemnified party under this Section 19 make or settle any such suit or claim without the prior written approval of the indemnifying party.

         (d) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES THAT MAY RESULT FROM COPYRIGHT INFRINGEMENT. IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

20.      INFRINGEMENT ACTIONS.

         (a) Licensor shall use its best commercial efforts to ensure that the Materials in the form provided by Licensor under this Agreement shall not constitute infringement of the copyright of any third party.

         (b) Licensee shall promptly notify Licensor in writing of any uses which may constitute infringements by others of the Licensed Mark or any of the rights granted Licensee hereunder that may come to Licensee's attention. Licensor shall have the sole right to determine through consultation with Licensee whether any action shall be taken against any third party on account of any such infringements, and Licensee shall not institute any suit or take any action




                                       12.

against any third party on account of any such infringements without first obtaining Licensor's written consent to do so. Licensor shall bear all expenses connected with any such suit or action; provided, however, that Licensee shall bear all expenses arising in connection with any suit or action initiated by Licensee to protect the interests of Licensee alone. Any recovery as a result of such action shall belong solely to Licensor, except to the extent that such recovery represents damages suffered by Licensee, in which event any specified recovery, net of all expenses paid by Licensee, including without limitation Licensee's attorneys' fees, if any, shall be payable to Licensee. If Licensor refuses to prosecute an infringement of Licensee's rights, Licensee may terminate this Agreement by written notice to Licensor, in which event the parties shall have no further rights or duties to each other under this Agreement, except for such obligations as are expressly stated to survive the termination of this Agreement.

21.      INDEPENDENT CONTRACTORS.

         This Agreement does not constitute and shall not be construed as constituting a partnership, agency relationship, or joint venture between Licensee and Licensor. Neither party shall have the right to obligate or bind the other in any manner whatsoever, except as provided hereunder.

22.      FORCE MAJEURE.

         Neither party hereto shall be liable for failure to perform its respective obligations (except for the obligation to make payments) under this Agreement if such failure is owing to earthquake, fire, flood, strike, labor disturbance, war (declared or undeclared), embargo, blockade, legal restriction, riot, insurrection or any other cause beyond the reasonable control of such party.

23.      ENTIRE AGREEMENT; WAIVER; MODIFICATION.

         This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof. No change, waiver, or modification shall be valid or binding upon the parties unless said change, waiver, or modification shall be in writing and signed by both parties. The waiver of a breach of any term or condition herein shall not be deemed a waiver of any subsequent breach, whether of the same or similar nature, and shall not in any way affect the other terms and conditions hereof. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any term or section of this Agreement shall be determined to be unenforceable, such term or section shall be modified so that the unenforceable term or section shall be enforceable to the greatest extent possible.

24.      CHOICE OF LAW; ARBITRATION.

         (a) This Agreement shall in all respects be interpreted, construed, and governed in accordance with the laws of the State of California, regardless of its place of execution or performance. Subject to Section 24(b) below, any dispute arising out of or in connection with




                                       13.

this Agreement shall be finally settled by arbitration in the city of San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, if such arbitration is initiated by Licensee, and in the city of Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association, if such arbitration is initiated by Licensor.

         (b) Licensee acknowledges that any breach by it of the provisions of this Agreement regarding the use of the Licensed Mark will result in irreparable harm to Licensor for which there is no adequate remedy at law and that Licensor shall be entitled to timely injunctive relief notwithstanding Section 24(a) above, without the necessity of posting bond, in addition to such other relief as any Arbitration Association or court of competent jurisdiction may deem just and proper.

         (c) In the event either party files any action against the other to enforce any of the provisions under this Agreement or to secure or protect such party's rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the attorneys' fees and litigation and arbitration costs of such party, together with such court costs and damages as are provided by law.

         (d) THE OFFICIAL TEXT OF THIS AGREEMENT AND ANY EXHIBIT OR ANY NOTICE GIVEN OR ACCOUNTS OR STATEMENTS REQUIRED BY THIS AGREEMENT SHALL BE IN ENGLISH. THE RESOLUTION OF ANY DISPUTE WILL BE CONDUCTED IN ENGLISH.

25.      ASSIGNMENT OR SUBLICENSE.

         (a) NO ASSIGNMENT OR SUBLICENSE BY LICENSEE. Licensor in entering into this Agreement is relying upon the skills, reputation and personnel, of Licensee. This Agreement and all rights and duties hereunder are personal to Licensee and shall not, without the prior express written consent of Licensor, be assigned or sublicensed by Licensee. Any attempt by Licensee to assign or sublicense or otherwise transfer this Agreement without the prior express written consent of Licensor shall constitute a material breach of this Agreement.

         (b) ASSIGNMENT BY LICENSOR. Licensor shall have the right to assign its rights under this Agreement.

         (c) BINDING ON SUCCESSORS. In the case of any authorized assignment of this Agreement, this Agreement shall be binding upon the representatives, successors and assigns of the parties.

26.      NOTICES.

         All notices permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, facsimile transmission, courier, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, fifteen days after deposit in the mail, four days after delivery to a courier service, or upon receipt of electronic




                                       14.

transmission. Notices shall be sent to the addresses set forth below, or to such other addresses as may be specified by the parties in writing.

         (i) if to Licensee, at 428 Koyuidana-cho, Shinmachi- dori, Shijo-agaru Nakagyo-ku, Kyoto 604, Japan, Attention: Mr. Satoru Imada;

         (ii) if to Licensor, at 544 Second Street, Third Floor, San Francisco, California, 94107, U.S.A., Attention: Jane Metcalfe; or

         (iii) to such other address or the attention of such other person as either party may specify by written notice to the other.

27.      GUARANTEE.

         In the event that Licensor discontinues publication of the U.S. Edition or sells the right to publish the U.S. Edition to any third party, Wired Holdings, Inc. guarantees that none of Licensee's rights as set forth in this Agreement, including the right to use the Licensed Mark, shall be impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written and an executed original hereof to have been delivered to each party hereto.

                                       WIRED VENTURES, LTD.

                                       By:  /s/  LOUIS ROSSETTO
                                          ---------------------------------

                                       KABUSHIKI-KAISHA DOHOSHA SHUPPAN

                                       By:  /s/   SATORU IMADA
                                          ---------------------------------



                                       15.

                                    EXHIBIT A

                        FORM OF LICENSED PRODUCT APPENDIX

Description of Paper Product:

Terms of License that differ from Section 2:

Royalties:

Advance Against Royalties:  a non-refundable fee of $_____ due on __________.

Additional Terms:

                                    EXHIBIT B

                                 LICENSED MARKS

Trademark:

WIRED

Class 16 in Japan (English (block letters and stylized versions), katakana and hiragana versions) for printed matter.

Service Mark:

WIRED

Class 41 in Japan (English, katakana and hiragana versions) for publication of magazines.

Use of Licensed Mark on promotional items is authorized for the limited purpose of and in accordance with Section 12.

                                    EXHIBIT C

                  COPYRIGHT AND TRADEMARK PROTECTION GUIDELINES

         The following guidelines and procedures are based on Licensor's present understanding of copyright and trademark law and, therefore, these procedures will be revised if changes are necessary for complete copyright and trademark protection:

         1. All copies of each issue of the Japanese Edition shall contain on the title page a copyright notice as follows:

                  "Published and distributed by Dohosha Publishing Co., Ltd. by permission of Wired Ventures Ltd., San Francisco, U.S.A. All rights reserved (C) 199__ Wired Ventures Ltd. Original Japanese materials (C) 199__ by Dohosha Publishing Co., Ltd."

         2. Only exact reproductions of Licensor's trademarks and service marks may be used.

         3. All Licensed Products shall bear the following notice:

                  ""WIRED" is a trademark of "Wired Ventures, Ltd." and other trademark notices as directed by Licensor.